                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the
Fourth Quarter and Fiscal Year Ended 2025

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - December 15, 2025 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the fourth quarter and fiscal year ended September 27, 2025.
The Company’s fiscal year ends on the Saturday nearest September 30. The fiscal years ended September 27, 2025 and September 28, 2024 both included 52 weeks and the quarters ended September 27, 2025 and September 28, 2024 both included 13 weeks.
"The current quarter showed negative Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as adjusted, of $1,071,000, down from positive EBITDA, as adjusted, of $503,000 in the prior year comparable quarter, due in large part to the expense of our ongoing litigation involving our Bryant Park operations which exceeded $400,000 in the quarter," said Michael Weinstein, Chairman and Chief Executive Officer." Net loss attributable to Ark Restaurants Corp. for the current quarter was $(1,919,000) or $(0.53) per basic and diluted share compared to a net loss of $(4,457,000) or $(1.24) per basic and diluted share, in the prior year comparable quarter. Also, because the outcome and timing of the litigation cannot be predicted with certainty, our event business at the Bryant Park Grill has suffered which has impacted our revenue and cash flow. In addition, the D.C. market has been a difficult environment for us and most restaurants, but we remain committed to this location. The rest of our portfolio performed well. Significantly, our operations at the New York-New York Hotel and Casino in Las Vegas continued to show increased cash flow despite lower customer traffic on the Las Vegas Strip. Our Rustic Inn property in Florida and Robert in NYC continue to perform better than last year and the rest of our portfolio restaurants continue to meet expectations. Further, our Balance Sheet remains strong, supporting future growth."
Financial Results
As of September 27, 2025, the Company had cash and cash equivalents of $11,324,000 and total outstanding debt of $3,609,000.
Total revenues for the 13 weeks ended September 27, 2025 were $37,323,000 versus $43,406,000 for the 13 weeks ended September 28, 2024. No revenues for El Rio Grande and the Tampa Food Court (see below) are included in the 13 weeks ended September 27, 2025. The 13 weeks ended September 28, 2024 includes revenues of $812,000 and $1,239,000 related to El Rio Grande and the Tampa Food Court, respectively. Excluding revenues related to El Rio Grande and the Tampa Food Court, revenues for the 13 weeks ended September 28, 2024 were $41,355,000.
Total revenues for the year ended September 27, 2025 were $165,751,000 versus $183,545,000 for the year ended September 28, 2024. No revenues for El Rio Grande are included in the year ended September 27, 2025 and the year ended September 27, 2025 includes revenues of $974,000 related to the Tampa Food Court. The year ended September 28, 2024 includes revenues of $3,185,000 and $5,241,000 related to El Rio Grande and the Tampa Food Court, respectively. Excluding revenues related to El Rio Grande and the Tampa Food Court, revenues for the year ended September 28, 2024 were $175,118,000.
Excluding revenues related to El Rio Grande and the Tampa Food Court, Company-wide same store sales decreased 10.1% and 4.2% for the 13 and 52 weeks ended September 27, 2025 as compared to the same periods of last year. These decreases were attributable primarily to decreases in both catering and a la carte revenue at the Bryant Park Grill as a result of the negative publicity related to our dispute with the landlord as well as lower traffic in Las Vegas.
The Company's EBITDA, as adjusted, for the 13 weeks ended September 27, 2025 was $(1,071,000) versus $503,000 for the 13 weeks ended September 28, 2024. Net loss attributable to Ark Restaurants Corp. for the 13 weeks ended September 27, 2025 was $(1,919,000) or $(0.53) per basic and diluted share compared to a net loss of $(4,457,000) or $(1.24) per basic and diluted share, for the 13 weeks ended September 28, 2024.
The Company's EBITDA, as adjusted, for the 52 weeks ended September 27, 2025 was $1,407,000 versus $6,128,000 for the 52 weeks ended September 28, 2024. Net loss attributable to Ark Restaurants Corp. for the 52 weeks ended September 27, 2025, which includes a full valuation allowance related to our deferred tax assets in the amount of $4,799,000, was $(11,466,000) or $(3.18) per basic and diluted share compared to a net loss of $(3,896,000) or $(1.08) per basic and diluted share, for the 52 weeks ended September 28, 2024.
EBITDA is a Non-GAAP Financial Measure, accordingly, please see the table attached to this news release for the details of the adjustments made in arriving at EBITDA, as adjusted, for each period presented and "Non-GAAP Financial Information" at the end of this news release.
Other Matters
Bryant Park Grill & Cafe and The Porch at Bryant Park Leases
The Company's agreements with the Bryant Park Corporation (the “Landlord”) (a private non-profit corporation that operates and maintains Bryant Park under agreements with the City of New York Department of Parks & Recreation), for the Bryant Park Grill & Café expired on April 30, 2025 and for The Porch at Bryant Park expired on March 31, 2025.
In July of 2023 (for the Bryant Park Grill & Café) and September of 2023 (for The Porch at Bryant Park), the Company received requests for proposals (the "RFPs") from the Landlord to which we responded on October 26, 2023. The agreements offered under the RFPs for both locations were for new 10-year agreements, with one five-year renewal option. In the second quarter of 2025, the Landlord stated publicly that it had selected a new operator for the Bryant Park Grill & Café and The Porch at Bryant Park. However, to the best of our knowledge, no agreements between the Landlord and the selected operator have received the approvals of either the City of New York Department of Parks & Recreation or the New York Public Library, of which both approvals are required before any new lease can become effective.

Management has been working with outside advisors to assist our efforts to ensure that the RFP awards process was both fair and transparent and to enforce the Company's right of first lease under our lease agreements, and otherwise to protect the Company’s rights with respect to these matters.
As of the date of this filing, we continue to operate the above properties and intend to do so until we are either awarded the lease extensions or ordered to vacate the premises. The underlying lawsuit filed by the Company to protect its rights continues, and we will pursue all available options to protect the Company's interests.
Management, after consultation with legal counsel, is unable to predict the outcome of this matter at this time. While the outcome of these proceedings cannot be predicted with certainty, the Bryant Park Grill & Cafe and The Porch at Bryant Park, collectively, accounted for $25.5 million and $31.1 million of our total revenues for the years ended September 27, 2025 and September 28, 2024, respectively, which represented approximately 15.4% and 17.4% of our total revenue for such periods, respectively.
The uncertainty related to this dispute has had a material adverse impact on our business, financial condition, and results of operations and will continue to do so while the dispute is litigated and if we are unable to prevail in the above actions and/or are unable to extend or renew these leases on favorable terms, if at all.
Investment in and Receivable From New Meadowlands Racetrack LLC
Since March 12, 2013, the Company has made investments in the New Meadowlands Racetrack LLC (“NMR”) through its purchase of membership interests in Meadowlands Newmark, LLC, an existing member of NMR. As of the date of this report, the Company has made a total investment of $5,256,000.
For several years, New York State has been conducting a bidding process to award up to three downstate casino licenses and on December 1, 2025, the New York State Gaming Facility Location Board approved three applications for casino gaming licenses. The New York State Gaming Commission is expected to issue licenses for the three approved applications by December 31, 2025. Concurrent with the New York process, NMR has been actively pursuing a full casino license to supplement its existing horse racing and sports betting operations. Any gaming license in the state of New Jersey outside of Atlantic City, including at the Meadowlands Racetrack, requires ratification of an amendment to the State of New Jersey constitution, followed by issuance of a license by the New Jersey Casino Control Commission. In May 2025, a Senate Concurrent Resolution was introduced proposing a ballot referendum to authorize casinos at both the Monmouth Park and Meadowlands Racetracks. It requires a three-fifths vote in both legislative chambers to reach the ballot in November 2026. If the referendum passes, NMR aims for a temporary facility potentially opening in 2027 and a permanent one by 2028. In conjunction with such referendum, NMR will need to raise substantial capital to fund a marketing campaign to support the passage of the referendum. To the extent the Company does not contribute to this effort, or if NMR raises outside capital, our interests will be diluted.
There can be no assurances that above referendum will be included in the November 2026 election ballot or that it will pass if it is included. If either of these do not occur, the Company’s investment in NMR will be evaluated based on the existing horse racing and sports betting operations and may be subject to substantial impairment.
Loss on the Closure of El Rio Grande
In October 2024, the Company advised the landlord of El Rio Grande we would be terminating the lease and closing the property permanently. In connection with this notification, the Company recorded a loss of $876,000 during the year ended September 28, 2024. The property closed permanently on January 3, 2025 and was vacated and delivered to the landlord on April 30, 2025. During the year ended September 27, 2025, the Company recognized a gain in the amount of $173,000 as a result of refinements of estimates.
Gain on Termination of Tampa Food Court Lease
On November 26, 2024, the Company agreed to terminate its lease for the food court at The Hard Rock Hotel and Casino in Tampa, FL and, accordingly, vacated the premises on December 15, 2024. In connection with this, Ark Hollywood/Tampa Investment LLC, a subsidiary of the Company, (in which we own a 65% interest) received a termination payment in the amount of $5,500,000, all obligations under the lease ceased and we recorded a gain, net of expenses, in the amount of $5,235,000 during the year ended September 27, 2025.
Impairment Losses on Right-of-Use and Long-lived Assets
During the year ended September 28, 2024, impairment indicators were identified at our Sequoia property located in Washington, D.C. due to lower-than-expected operating results. Accordingly, the Company tested the recoverability of Sequoia's ROU and long-lived assets and concluded they were not recoverable. Based on a discounted cash flow analysis, the Company recognized impairment charges of $1,561,000 and $939,000 related to Sequoia's ROU assets and long-lived assets, respectively. The Company continued to monitor the performance of Sequoia throughout fiscal 2025 and, as a result of lower than expected operating results we tested the recoverability of its ROU and long-lived assets again and based on a discounted cash flow analysis, we recognized additional impairment charges of $2,940,000 and $1,760,000 during the year ended September 27, 2025 related to Sequoia's ROU and long-lived assets, respectively.
Goodwill Impairment
Goodwill is the excess of cost over fair market value of tangible and intangible net assets acquired. Goodwill is not presently amortized but tested for impairment annually or when the facts or circumstances indicate a possible impairment of goodwill as a result of a continual decline in performance or as a result of fundamental changes in a market.
In accordance with ASU 350-20, Intangibles—Goodwill and Other, the Company identified a triggering event during the three months ended March 29, 2025 primarily related to a decline in the Company's stock price during the second quarter of fiscal 2025 and the continued uncertainty related to the expiration of the Bryant Park Grill & Cafe and The Porch at Bryant Park leases. As a result, the Company performed an interim quantitative impairment test and based on the results of the assessment, the fair value of our equity was determined to be less than its carrying amount. Accordingly, the Company recognized a non-cash impairment charge of the remaining balance of its goodwill in the amount of $3,440,000 in our consolidated statement of operations for the year ended September 27, 2025.
As of September 28, 2024, the Company performed a qualitative assessment of it's goodwill whereby the fair value of the equity was determined using the income approach. Given the relatively low volume of shares traded as of September 28, 2024, the Company determined the income approach provided the best approximation of fair value. In the income approach, we utilized a discounted cash flow analysis, which involved estimating the expected future after-tax cash flows generated and then discounting those cash flows to present value, reflecting the relevant risks associated with the achievement of projected cash flows, the possibility that the Bryant Park Grill & Cafe and The Porch at Bryant Park leases may not be renewed beyond their expirations on April 30, 2025, and the time value of money. This approach required the use of significant estimates and assumptions, including forecasted revenue growth rates, forecasted cash flows from operations, and discount rates that reflect the risk inherent in the future cash flows. Based on the impairment analysis, the carrying amount of our equity exceeded its estimated fair value, which indicated an impairment of the carrying value of our goodwill at September 28, 2024. Accordingly, during the fourth quarter of fiscal 2024, the Company recorded a goodwill impairment charge of $4,000,000, of which $4,000,000 was deductible for tax purposes and resulted in a deferred income tax benefit of $1,074,000. Such impairment was attributed to factors such as, but not limited to, a decrease in the market price of the Company's common stock and lower than expected profitability.
Conference Call and Webcast Information
Ark Restaurants will host a conference call on December 16, 2025 at 11:00 a.m. Eastern Time to review these results and discuss other topics.
The call can be accessed by dialing toll-free 1-877-407-4018 (Toll/International: 1-201-689-8471).
The dial-in numbers to participate in the conference call are the following:
Toll-Free: 1-877-407-4018
Toll/International: 1-201-689-8471
A participant webcast of the call will be available by copying and pasting the following URL into your browser: https://callme.viavid.com/viavid/?callme=true&passcode=13716421&h=true&info=company&r=true&B=6. Participants can use the Guest dial-in numbers noted above and be answered by an operator OR click the Call meTM link for instant telephone access to the event. Please note the Call meTM link will be made active 15 minutes prior to scheduled start time.
A live listen-only webcast of the call will be available by copying and pasting the following URL into your browser: https://viavid.webcasts.com/starthere.jsp?ei=1745758&tp_key=64a6eab6d1. A replay will be available approximately three hours following the call by dialing toll-free 1-844-512-2921 (Toll/International: 1-412-317-6671) using Access ID 13757449. The replay will be available until Tuesday, December 23, 2025, 11:59 p.m. Eastern Time.
About Ark Restaurants Corp.
Ark Restaurants owns and operates 16 restaurants and bars, 12 fast food concepts and catering operations primarily in New York City, Florida, Washington, DC, Las Vegas, Nevada and the gulf coast of Alabama. Two restaurants are located in New York City, one is located in Washington, DC, five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, The Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of six fast food facilities in Hollywood at the Hard Rock Hotel and Casino.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and may be identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Such statements include, but are not limited to, statements about the Company’s future financial or operating performance, statements about Bryant Park Grill & Café and The Porch at Bryant Park, including the Company’s plan to operate the restaurants until the Company is either awarded the lease extensions or ordered to vacate the premises and the Company’s expectation of pursuing all available options to protect the Company’s interests, statements about the Company’s ability to realize the benefits expected from its investment in New Meadowlands Racetrack LLC, and any indication that the Company may be able to sustain or increase its sales, earnings or earnings per share, or its sales, earnings or earnings per share growth rates. Such forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the adverse impact of the current political climate and current and future economic conditions, including inflation, on our: (a) operating results, cash flows and financial condition; (b) ability to comply with the terms and covenants of our debt agreements; (c) ability to pay or refinance our existing debt or to obtain additional financing; and (d) projected cash flows used in assessing assets for impairment, (ii) our ability to open new restaurants in new and existing markets, including difficulty in finding sites and in negotiating acceptable leases, (iii) vulnerability to changes in consumer preferences and economic conditions, (iv) our ability to extend existing leases on favorable terms, if at all, (v) our ability to renew expired leases on favorable terms, if at all, including for Bryant Park Grill & Café which expired on April 30, 2025 and for The Porch at Bryant Park which expired on March 31, 2025, (vi) our ability to realize the expected benefits associated with our investment in the New Meadowlands Racetrack LLC, if at all, and (vii) other risks and uncertainties set forth in the sections entitled "Risk Factors" and “Special Note Regarding Forward-Looking Statements” in the Company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based. Forward-looking statements are also subject to the risks and other issues described below under “Non-GAAP Financial Information,” which could cause actual results to differ materially from current expectations included in the Company’s forward-looking statements included in this press release.
Non-GAAP Financial Information
This news release includes non-generally accepted accounting principles ("GAAP") performance measures. Although EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP as it may not necessarily be comparable to similarly titled measure employed by other companies.

ARK RESTAURANTS CORP.
Consolidated Statements of Operations
(In Thousands, Except per share amounts)

	13 Weeks Ended September 27, 2025	13 Weeks Ended September 28, 2024	52 Weeks Ended September 27, 2025	52 Weeks Ended September 28, 2024

TOTAL REVENUES	$37,323	$43,406	$165,751	$183,545
COSTS AND EXPENSES:
Food and beverage cost of sales	10,777	12,007	46,427	49,519
Payroll expenses	14,242	15,875	60,346	65,844
Occupancy expenses	5,399	6,254	22,527	24,622
Other operating costs and expenses	5,222	5,892	22,644	24,125
General and administrative expenses	2,709	3,112	12,001	12,263
Depreciation and amortization	696	909	3,138	4,090
(Gain) loss on closure of El Rio Grande	—	876	(173)	876
Gain on termination of Tampa Food Court lease	—	—	(5,235)	—
Impairment losses on right-of-use and long-lived assets	—	—	4,700	2,500
Goodwill impairment	—	4,000	3,440	4,000
Total costs and expenses	39,045	48,925	169,815	187,839
OPERATING LOSS	(1,722)	(5,519)	(4,064)	(4,294)
OTHER (INCOME) EXPENSE:
Interest expense, net	76	129	369	577
Other income	—	—	—	(26)
Gain on sale of condominiums	(203)	—	(594)	—
Gain on forgiveness of PPP Loans	—	—	—	(285)
Total other (income) expense, net	(127)	129	(225)	266
LOSS BEFORE BENEFIT FOR INCOME TAXES	(1,595)	(5,648)	(3,839)	(4,560)
Provision (benefit) for income taxes	305	(613)	5,324	(815)
CONSOLIDATED NET LOSS	(1,900)	(5,035)	(9,163)	(3,745)
Net (income) loss attributable to non-controlling interests	(19)	578	(2,303)	(151)
NET LOSS ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(1,919)	$(4,457)	$(11,466)	$(3,896)

NET LOSS PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$(0.53)	$(1.24)	$(3.18)	$(1.08)
Diluted	$(0.53)	$(1.24)	$(3.18)	$(1.08)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,605	3,604	3,605	3,604
Diluted	3,605	3,604	3,605	3,604

EBITDA Reconciliation:
Loss before benefit for income taxes	$(1,595)	$(5,648)	$(3,839)	$(4,560)
Depreciation and amortization	696	909	3,138	4,090
Interest expense, net	76	129	369	577
EBITDA (a)	$(823)	$(4,610)	$(332)	$107
EBITDA, adjusted:
EBITDA (as defined) (a)	$(823)	$(4,610)	$(332)	$107
Non-cash stock option activity	(26)	(341)	34	(919)
(Gain) loss on closure of El Rio Grande	—	876	(173)	876
Gain on termination of Tampa Food Court lease, net of non-controlling interests	—	—	(3,365)	—
Impairment losses on right-of-use and long-lived assets	—	—	4,700	2,500
Goodwill impairment	—	4,000	3,440	4,000
Gain on sale of condominiums	(203)	—	(594)	—
Gain on forgiveness of PPP Loans	—	—	—	(285)
Net (income) loss attributable to non-controlling interests	(19)	578	(2,303)	(151)
EBITDA, as adjusted	$(1,071)	$503	$1,407	$6,128

(a)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.